Exhibit 21.1

KKR Financial Corp.

List of Subsidiaries

Company	Jurisdiction of Incorporation or Formation
KKR TRS Holdings, Inc.	Delaware
KKR Financial CLO 2005-1, Ltd.	Cayman Islands
KKR Financial CLO 2005-2, Ltd.	Cayman Islands
KKR Financial CLO 2006-1, Ltd.	Cayman Islands
KKR Financial CLO 2006-2, Ltd.	Cayman Islands
KKR Financial CDO 2005-1, Ltd.	Cayman Islands
KKR Financial Mortgage Corp.	Maryland
KKR QRS #1, Inc.	Delaware
KKR Pacific Funding Trust	Delaware
KKR Pacific Funding Depositor Corporation	Delaware
KFN PEI I, LLC	Delaware
KFN PEI II, LLC	Delaware
KFN PEI III, LLC	Delaware
KFN PEI IV, LLC	Delaware